SILVER POINT SPECIALTY LENDING FUND

POWER OF ATTORNEY

Each of the undersigned, being a person required to file a statement under Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”), with respect to Silver Point Specialty Lending Fund, hereby authorizes, designates and appoints Jesse Dorigo and James Kasmarcik to act as attorneys-in-fact and agents (acting alone and without the other) to execute and file statements on Form 3, Form 4 and Form 5 and any successor forms adopted by the Securities Exchange Commission, as required by the 1934 Act and the Investment Company Act of 1940, and the rules thereunder, and to take such other actions as each such attorney-in-fact and agent may deem necessary or appropriate in connection with such statements (including the execution of an application for EDGAR codes on Form ID), hereby confirming and ratifying all actions that such attorney-in-fact and agent has taken or may take in reliance hereon. This Power of Attorney with respect to the undersigned shall continue in effect until such undersigned no longer has an obligation to file statements under the section cited above, or until specifically terminated in writing by such undersigned.

Each of the undersigned acknowledges that the foregoing attorneys-in-fact and agents, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the 1934 Act.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of this 17th day of December 2021.

/s/ Laurence M. Austin
Laurence M. Austin
Trustee

/s/ Steven E. Brown
Steven E. Brown
Trustee

/s/ Paul Shang
Paul Shang
Trustee

[Silver Point Specialty Lending Fund | 1934 Act Power of Attorney]